THE MARCUS CORPORATION REPORTS THIRD QUARTER RESULTS
Solid gains in revenues and earnings from continuing operations; Marcus Theatres® results improve

Milwaukee, Wis., March 21, 2006…..The Marcus Corporation (NYSE:MCS) today reported increased revenues and earnings from continuing operations for the third quarter ended February 23, 2006.

Third Quarter Fiscal 2006 Highlights

•	Total revenues for the third quarter of fiscal 2006 were $69,586,000, an 11.4% increase from revenues of $62,472,000 for the third quarter of the prior year.
•	Earnings from continuing operations increased 77.0% to $3,162,000 or $0.10 per diluted share for the third quarter of fiscal 2006, from earnings from continuing operations of $1,786,000 or $0.06 per diluted share for the comparable prior period.
•	Net earnings were $4,723,000 or $0.15 per diluted share for the third quarter of fiscal 2006, compared to net earnings of $6,595,000 or $0.21 per diluted share for the same period in fiscal 2005.
•	Last year’s net earnings include gains from the sale of the company’s former limited-service lodging division and Miramonte Resort, which have been classified as discontinued operations in accordance with current accounting pronouncements.

First Three Quarters of Fiscal 2006 Highlights

•	Total revenues were $226,165,000 for the first three quarters of fiscal 2006, a 6.7% increase from revenues of $211,946,000 for the same period in the prior year.
•	Earnings from continuing operations were $20,000,000 or $0.65 per diluted share for the first three quarters of fiscal 2006, a 15.0% increase from earnings from continuing operations of $17,389,000 or $0.57 per diluted share for the first three quarters of fiscal 2005.
•	Net earnings were $25,256,000 or $0.82 per diluted share for the first three quarters of fiscal 2006, compared to net earnings of $96,328,000 or $3.16 per diluted share for the comparable prior period.

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“We continued to make good progress in the third quarter, reporting our third straight quarter with increased earnings from continuing operations. Marcus Theatres® achieved increases in both revenues and operating income for the quarter due to a solid holiday season. Marcus Hotels and Resorts reported a 24.2% increase in revenues, driven by improved performance at our five existing company-owned properties and results from our two new properties,” said Stephen H. Marcus, chairman and chief executive officer of The Marcus Corporation.

Marcus Theatres®

“The improvement in Marcus Theatres’ results reflected the strong audience appeal of holiday-season movies including Harry Potter and the Goblet of Fire, Chronicles of Narnia: The Lion, The Witch and The Wardrobe and King Kong. Each of these films grossed over $200 million at the box office nationally – the first time in history that three films performed at that level during the holiday period. And this was in spite of the fact that Christmas Eve and Christmas Day, as well as News Year’s Eve and News Year’s Day, fell on a Saturday and Sunday this year,” said Marcus.

“We are encouraged by the improving trends in film product and the extended outlook also appears promising. Projected hit motion pictures for early spring include Ice Age 2: The Meltdown and Scary Movie 4. May, the last month of our fiscal year, has the potential for four blockbusters, with Mission: Impossible III, Poseidon, Over the Hedge and The Da Vinci Code all opening that month, compared with just one blockbuster movie — Star Wars: Episode III — Revenge of the Sith, opening during this period last year.

Looking ahead to the summer, potential hits include three computer-generated animated features with Pixar’s newest film Cars, along with Monster House and Ant Bully. Comedies include Disney’s Pirates of the Caribbean: Dead Man’s Chest, Adam Sandler in Click and Jennifer Aniston and Vince Vaughn in The Break-Up. Familiar titles like Superman Returns and Miami Vice also have good box-office potential. Two films that may prove to be controversial are M. Night Shyamalan’s Lady in the Water and Oliver Stone’s World Trade Center,” said Marcus.

Marcus said the division continues to move forward with its expansion plans. “Construction will begin in a matter of weeks on two new theatres – a 13-screen theatre in Sturtevant, Wis., that will include an UltraScreen™, and a new 12-screen theatre in Green Bay, Wis. We are also finalizing the plans for our new flagship theatre in Brookfield, Wis., with construction scheduled to begin by summer,” said Marcus.

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Marcus Hotels and Resorts

Marcus said revenue per available room (RevPAR) for comparable Marcus Hotels and Resorts properties increased 15.6% in the third quarter and 8.8% for the nine months. “RevPAR was up for all five of our existing properties, which is a noteworthy achievement given that the winter season is typically a challenging time for hotels in the Midwest,” said Marcus.

Marcus noted that the division’s operating loss was flat during the third quarter compared to the same quarter last year as a result of start-up losses and expenses for new properties. These include the June 2005 purchase of the Wyndham Milwaukee Center hotel and the opening of the Four Points by Sheraton Chicago Downtown/Magnificent Mile, as well as two new properties under development.

“Last week, we announced plans to purchase The Westin Columbus hotel in downtown Columbus, Ohio. This is a beautiful, 186-room historic hotel that leverages our experience in restoring and operating landmark hotels and further expands our presence in the Midwest. This property will be an exciting addition to our portfolio of full-service hotels and resorts,” said Marcus.

“Construction continues on the Platinum Hotel & Spa, our hotel condominium project in Las Vegas that is scheduled to open in late June 2006. If the project stays on its current course, we anticipate that we will report a significant development profit on the Platinum project in the first quarter of fiscal 2007,” said Marcus. He noted that construction is also underway on the restoration of the Skirvin Hotel in Oklahoma City, which is expected to open in 2007 as the Hilton Skirvin.

“The near-term outlook for our existing hotels is very encouraging. We believe the investments we are making today, both in capital and in start-up expenses, in our two newest hotels, the two hotels under development and the purchase of The Westin Columbus, will contribute to increased revenues and operating income for this division over the long term,” said Marcus.

Special Cash Dividend

The Marcus Corporation paid a special cash dividend of $7.00 per share on February 24, 2006, returning to shareholders approximately $214 million in proceeds resulting from the sale of the limited-service lodging division. “This significant event confirmed the underlying value of our real estate and our philosophy of managing for the long term and we were pleased to be able to return a portion of this value to our loyal long-term shareholders,” said Marcus.

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“We remain committed to growing both Marcus Theatres and Marcus Hotels and Resorts, as evidenced by our investments in the new theatre and hotel projects. We believe we are well positioned to pursue opportunities to grow both of our divisions,” he added.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, March 21, 2006, at 3:00 p.m. Central/4:00 p.m. Eastern time to discuss the third quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-913-981-5542. Listeners should dial in to the call at least 5 — 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software.

The call will be available for telephone replay through Tuesday, March 28, 2006 by dialing 1-888-203-1112 and entering the passcode 4162217. The Webcast of the conference call will be archived on the company’s Web site until the next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wis., The Marcus Corporation is a leader in the lodging and entertainment industries. The Marcus Corporation’s movie theatre division, Marcus Theatres®, owns or manages 504 screens at 45 locations in Wisconsin, Illinois, Minnesota and Ohio, and one family entertainment center in Wisconsin. The company’s lodging division, Marcus Hotels and Resorts, owns or manages 12 hotels and resorts in Wisconsin, California, Minnesota, Missouri, Texas and Illinois and one vacation club in Wisconsin. For more information, visit the company’s Web site at www.marcuscorp.com.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which could cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates from the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and continuing availability of funds for such development; (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States, the United States’ responses thereto and subsequent hostilities; and (9) our decisions regarding the use of the remaining proceeds received from the sale of our limited-service lodging division. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings (Unaudited)
(in thousands, except per share data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 23, 2006	Feb. 24, 2005	Feb. 23, 2006	Feb. 24, 2005
Revenues:
Rooms and telephone	$13,154	$9,226	$56,761	$42,612
Theatre admissions	25,368	24,976	73,234	76,549
Theatre concessions	12,641	11,740	35,292	36,092
Food and beverage	9,859	8,213	31,360	27,863
Other revenues	8,564	8,317	29,518	28,830

Total revenues	69,586	62,472	226,165	211,946
Costs and expenses:
Rooms and telephone	6,251	5,085	20,723	16,861
Theatre operations	19,898	19,622	57,212	59,572
Theatre concessions	2,587	2,482	7,483	7,781
Food and beverage	7,972	7,002	24,006	21,491
Advertising and marketing	4,310	3,529	14,277	11,748
Administrative	7,717	6,635	22,900	19,552
Depreciation and amortization	6,504	6,181	19,602	18,370
Rent	893	518	2,731	1,482
Property taxes	2,567	1,671	7,771	5,723
Pre-opening expenses	42	221	406	396
Other operating expenses	5,697	4,811	17,743	15,443

Total costs and expenses	64,438	57,757	194,854	178,419

Operating income	5,148	4,715	31,311	33,527
Other income (expense):
Investment income	2,565	1,982	6,326	3,801
Interest expense	(3,677)	(3,722)	(11,008)	(11,381)
Gain on disposition of property,
equipment and investments in joint
ventures	109	19	3,331	2,251

	(1,003)	(1,721)	(1,351)	(5,329)

Earnings from continuing operations
before income taxes	4,145	2,994	29,960	28,198
Income taxes	983	1,208	9,960	10,809

Earnings from continuing operations	3,162	1,786	20,000	17,389
Discontinued operations:
Income (loss) from discontinued operations,
net of income taxes	(171)	(835)	(765)	2,338
Gain on sale of discontinued operations,
net of income taxes	1,732	5,644	6,021	76,601

	1,561	4,809	5,256	78,939

Net earnings	$4,723	$6,595	$25,256	$96,328

Earnings per share - basic:
Continuing operations	$0.10	$0.06	$0.66	$0.58
Discontinued operations	0.05	0.16	0.17	2.62

Net earnings per share	$0.15	$0.22	$0.83	$3.20

Earnings per share - diluted:
Continuing operations	$0.10	$0.06	$0.65	$0.57
Discontinued operations	0.05	0.15	0.17	2.59

Net earnings per share	$0.15	$0.21	$0.82	$3.16

Weighted average shares outstanding:
Basic	30,509	30,224	30,381	30,061
Diluted	30,877	30,770	30,756	30,508

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(in thousands)

	(Unaudited)	(Audited)
	February 23, 2006	May 26, 2005
Assets:
Cash and cash equivalents	$292,684	$259,057
Cash held by intermediaries	1,578	28,552
Accounts and notes receivable	16,081	11,615
Refundable income taxes	--	871
Deferred income taxes	6,139	5,464
Real estate and development costs	3,961	4,985
Other current assets	11,220	4,856
Assets of discontinued operations	3,622	16,700
Property and equipment - net	431,681	399,923
Other assets	52,626	55,476

Total Assets	$819,592	$787,499

Liabilities and Shareholders’ Equity:
Accounts and notes payable	$12,654	$17,785
Income taxes	1,706	--
Taxes other than income taxes	9,480	8,507
Other current liabilities	25,563	18,116
Current maturities of long-term debt	50,234	25,765
Liabilities of discontinued operations	7,684	9,514
Long-term debt	142,216	170,888
Deferred income taxes	26,516	26,614
Deferred compensation and other	26,689	16,649
Shareholders’ equity	516,850	493,661

Total Liabilities and Shareholders' Equity	$819,592	$787,499

THE MARCUS CORPORATION
Business Segment Information (Unaudited)
(in thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Continuing Operations Total	Discontinued Operations	Total
13 Weeks Ended Feb. 23, 2006
Revenues	$39,841	$29,429	$316	$69,586	$(191)	$69,395
Operating income (loss)	9,355	(2,160)	(2,047)	5,148	(312)	4,836
Depreciation and amortization	3,087	3,144	273	6,504	0	6,504
13 Weeks Ended Feb. 24, 2005
Revenues	$38,470	$23,696	$306	$62,472	$28	$62,500
Operating income (loss)	9,113	(2,100)	(2,298)	4,715	(1,339)	3,376
Depreciation and amortization	3,050	2,729	402	6,181	39	6,220
39 Weeks Ended Feb. 23, 2006
Revenues	$113,809	$111,354	$1,002	$226,165	$591	$226,756
Operating income (loss)	26,181	11,400	(6,270)	31,311	(1,278)	30,033
Depreciation and amortization	9,354	9,403	845	19,602	69	19,671
39 Weeks Ended Feb. 24, 2005
Revenues	$117,809	$93,074	$1,063	$211,946	$46,172	$258,118
Operating income (loss)	29,018	10,451	(5,942)	33,527	4,039	37,566
Depreciation and amortization	8,906	8,267	1,197	18,370	3,770	22,140

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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